Prospectus Supplement No. 1
Filed Pursuant to Rule 424(b)(3)
File No. 333-145299

ZAGG INCORPORATED
3855 South 500 West, Suites B and J
Salt Lake City, Utah 84115
(801) 263-0699

Prospectus Supplement No. 1

(to Final Prospectus dated August 30, 2007)

This Prospectus Supplement No. 1 supplements and amends the final prospectus dated August 30, 2007 (the “Final Prospectus”), relating to the sale from time to time of up to 3,998,356 shares of our common stock by certain selling shareholders.

On September 24, 2007, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K relating to our entry into registration rights agreements with certain investors holding 4,803,904 shares of our common stock.

This Prospectus Supplement No. 1 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Final Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “CPSO.” On September 21, 2007, the last reported sale price of our common stock was $0.90 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors”
beginning on page 7 of the Final Prospectus dated August 30, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 1 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is September 24, 2007.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 19, 2007

Zagg Incorporated
(Exact name of registrant as specified in its charter)

Nevada	000-52211	20-2559624
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3855 South 500 West, Suite J Salt Lake City, Utah	84115
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(801) 263-0699

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

As of September 19, 2007, we entered into agreements with certain investors holding 4,803,904 shares of common stock that acquired their shares as part of an exchange transaction that took place in connection with a merger involving our company in February 2007. These investors were not included along with certain institutional investors in a registered offering on Form SB-2 that went effective on August 30, 2007. Since they were not included in that offering, we granted these investors rights to register their shares as soon as practicable and agreed to issue warrants at a future date to purchase 50% of the amount of their respective stock holdings in the company.

A copy of the form of Registration Rights Agreement is attached as Exhibit 10.1 and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Form of Registration Rights Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zagg Incorporated

By:	/s/ BRANDON T. O’BRIEN
Brandon T. O’Brien Chief Financial Officer
Date:	September 21, 2007

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REGISTRATION RIGHTS AGREEMENT

THIS AGREEMENT is made as of September __, 2007, by and between Zagg Incorporated, a Nevada corporation (the “Company”), the stockholder signatory hereto (the “Stockholder”).

WHEREAS, on August 9, 2007, the Company filed a registration statement on Form SB-2 (the “Initial Registration”) on behalf of certain shareholders of the Company; and

WHEREAS, the Stockholder desires to waive any legal rights available to Stockholder that may exist to participate in the Initial Registration in exchange for the registration rights as contained in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Registration Rights.

(a) Grant of Registration Rights. As soon as practicable after effectiveness of the Initial Registration, but in no event earlier than legally permissible, the Company agrees to register under the Securities Act of 1933, as amended (the “Securities Act”), all of the shares of the Company’s common stock issued to the Stockholder by the Company as of the date hereof (the “Registrable Securities”) on an applicable Securities and Exchange Commission (the “SEC”) form.

(b) Additional Registration Statements. In the event the Company is unable for any reason to register all of the Registrable Securities, including but not limited to an SEC interpretation of Rule 415 as to the amount of securities eligible in any one offering, the Company agrees to file a subsequent registration statement within a reasonable time frame and delay, and as many registration statements as are necessary to fulfill and accomplish the registration rights granted to Stockholder as contained in section 1(a). Moreover, it is contemplated that Stockholder will be receiving a warrant to purchase additional shares of the company and at such time, the Company will also grant Shareholder piggy back registration rights which will allow the Shareholder to be included in any subsequent registration statements that may be filed by the Company.

(c) Waiver of Rights in the Initial Registration. In exchange for the rights conferred in section 1(a) and (b), the Stockholder hereby irrevocably and unconditionally releases the Company from any and all liabilities, actions, contracts, agreements, promises, claims and demands of any kind whatsoever, in law or equity, that relate in any way to rights available to the Stockholder to participate in the Initial Registration.

2. Registration Procedures. The Company shall use its best efforts to effect the registration and the sale of such Registrable Securities, and pursuant thereto the Company shall as expeditiously as possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective;

(b) notify the Stockholder of the effectiveness of the registration statement filed hereunder and prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 180 days;

(c) furnish to the Stockholder such number of copies of the registration statement, each amendment and supplement thereto, the prospectus included in the registration statement (including each preliminary prospectus) and such other documents as the Stockholder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Stockholder;

(d) notify the Stockholder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of the Stockholder, the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(e) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any common stock included in such registration statement for sale in any jurisdiction, the Company shall use its best efforts promptly to obtain the withdrawal of such order;

3. Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, fees and disbursements of counsel for the Company and all independent certified public accountants (all such expenses being herein called “Registration Expenses”) shall be borne by the Company. The Stockholder will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the Registrable Securities.

4. Indemnification.

(a) The Company agrees to indemnify, to the extent permitted by law, the Stockholder, its Shareholders, members, managers, officers and directors and each person who controls the Stockholder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by the Stockholder.

(b) In connection with any registration statement in which the Stockholder is participating, the Stockholder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Stockholder.

(c) Any person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Company’s indemnification is unavailable for any reason.

5. Miscellaneous.

(a) This Agreement and the letter agreement of even date submitted herewith between the Company and Stockholder embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(b) Any person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

(c) The provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and the Stockholder.

(d) All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Notwithstanding the foregoing, however, this Agreement is not assignable without the prior written consent of both parties hereto.

(e) Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(f) This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

(g) The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(h) The corporate law of Nevada shall govern all issues and questions concerning the relative rights of the Company and its shareholders. All other issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the Nevada, without giving effect to any choice of law or conflict of law rules or provisions (whether of Nevada law or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Nevada.

(i) All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the following addresses:

Zagg Incorporated:
3855 South 500 West, Suite J
Salt Lake City, Utah 84115
Attention: Brandon O’Brien (CFO)

With copies to:

Cane Clark LLP
3273 E. Warm Springs, Rd.
Las Vegas, NV
Attention: Scott Doney

Stockholder:
At the address provided below

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ZAGG INCORPORATED.

By: Name:	Robert G. Pedersen II
Title:	CEO

STOCKHOLDER

By: Name:
Title:

Address: